EXHIBIT 11.1

                           VACATION BREAK U.S.A., INC.
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                      FOR THE THREE MONTHS ENDED MARCH 31,

                                                 Three months ended

                                       March 31, 1997           March 31, 1996

                                                                Primary  and
                                            Primary             Fully Diluted
                                            -------             -------------
Actual number of common shares
outstanding                                8,610,225              8,570,000
                                           =========              =========
Weighted average number of common
  shares issued and outstanding            8,575,057              8,540,000
Common stock equivalents computed
  under the Treasury Stock method            361,653                   -
                                           ---------              ---------
                                           8,936,710              8,540,000
                                           =========              =========

Net income                               $ 2,285,961            $ 1,488,000
                                           =========              =========

Net income per share (1)                      $ 0.26                 $ 0.17
                                                ====                   ====

     (1) The use of Common stock equivalents for the EPS computation was anti-dilutive for the computation of fully diluted EPS for the three months ended March 31, 1997.